Exhibit 23.3

Consent of Independent Auditors

We consent to the use of our report dated August 14, 2017, with respect to the statements of financial position of Samadhi SAS, as of September 30, 2016, December 31, 2015 and January 1, 2015 and the related statements of comprehensive income, stockholders’ equity and cash flows for the nine months ended September 30, 2016 and the year ended December 31, 2015, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated August 14, 2017 expresses a qualified opinion and includes a Basis for Qualified Opinion paragraph stating that as discussed in Note 1-2) to the financial statements, the financial statements have been prepared to meet the reporting requirements of Rule 3-05 of Regulation S-X for purposes of a filing with the U.S. Securities and Exchange Commission and do not include comparative financial information as required by IAS 1 “Presentation of Financial Statements”.

Paris La Défense,
September 2 9 , 2017

KPMG Audit

Division of KPMG S.A.

/s/ Stephanie Ortega

Stephanie Ortega
Partner